Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-208964) pertaining to the Amended and Restated AECOM Retirement & Savings Plan of our reports dated November 25, 2015 (August 10, 2016 as to the effect of the material weakness as described in Management’s Report on Internal Control over Financial Reporting), with respect to the consolidated financial statements and schedule of AECOM and to the effectiveness of internal control over financial reporting of AECOM included in Amendment No. 1 to their Annual Report (Form 10-K/A) filed on August 10, 2016 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

August 10, 2016